Exhibit 15.a(v)

April 2, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated April 2, 2020 of Eni S.p.A. and are in agreement with the statements contained in the paragraph “Change in registrant’s certifying accountant” on page 167 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EY S.p.A.

Rome, Italy